Exhibit 5.1

Our File No.:	58123V-324203

May 29, 2026

ProMIS Neurosciences Inc.
Suite 200, 1920 Yonge Street

Toronto, Ontario

M4S 3E2

Attention: Board of Directors

Re:ProMIS Neurosciences Inc. (the “Corporation”) -
Stock Option Plan

We have acted as Canadian counsel for the Corporation in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 1,191,354 common shares in the capital of the Corporation (the “Shares”) reserved for issuance with respect to: (i) an additional 900,000 Shares to be issued upon the exercise of stock options (the “Stock Options”) granted pursuant to the Corporation’s 2025 Stock Option and Incentive Plan, as amended (the “2025 Plan”), which was approved by the Corporation’s Board of Directors (the “Board”) on April 2, 2026 and by the Corporation’s stockholders on May 20, 2026 pursuant to Amendment No. 1 to the 2025 Plan (the “2025 Plan Amendment”); (ii) an additional 111,354 Shares to be issued upon the exercise of Stock Options granted pursuant to the 2025 Plan; and (iii) an additional 180,000 Shares that may be issued upon the exercise of equity-based awards (the “Equity-Based Awards” and together with the Stock Options, the “Incentive Securities”) granted pursuant to the Corporation’s 2026 Inducement Plan, which was approved and adopted by the Board on May 28, 2026 (the “Inducement Plan” and together with the 2025 Plan and the 2025 Plan Amendment, the “Incentive Plans”).

In rendering the opinion set forth below, we have reviewed:

(a)	the Registration Statement and the exhibits thereto;
(b)	the Articles and Bylaws of the Corporation in effect as of the date hereof;
(c)

certain records of the Corporation’s corporate proceedings as reflected in its minute book, including resolutions of the Board approving the Incentive Plans and various Incentive Securities granted pursuant to the Incentive Plans;

(d)	an officer’s certificate (the “Officer’s Certificate”) signed by the Corporation’s Chief Executive Officer; and
(e)	such other documents as we have deemed relevant.
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August 13, 2025 Page 2

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion the Shares will be validly issued and fully paid and non-assessable Shares in the capital of the Corporation when issued pursuant to the exercise of the Incentive Securities granted pursuant to the applicable Incentive Plan, provided that:

(a)	such Incentive Securities are granted in accordance with the terms and conditions of the applicable Incentive Plan; and

(b)	the persons receiving any Incentive Securities under the Incentive Plans perform their obligations to the Corporation in accordance with the terms and conditions of the applicable Incentive Plan and any agreement evidencing the grant of the Incentive Securities, including the payment of the required exercise price with respect to such Incentive Securities.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)

The foregoing opinion is limited to the laws of the Province of Ontario, including all applicable provisions of the Business Corporations Act (Ontario) (the “OBCA”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

(b)

We have assumed: (i) the genuineness of all signatures on documents examined by us; (ii) the legal capacity of the officers of the Corporation; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies; and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(c)

We have assumed that: (i) each Incentive Security granted or to be granted pursuant to the applicable Incentive Plan has been or will be duly authorized by the Board in accordance with the Articles and Bylaws of the Corporation, the OBCA and the applicable Incentive Plan; and (ii) each agreement governing an Incentive Security granted under an Incentive Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms.

(d)

We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

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(e)

We are solicitors qualified to practice law in the Province of Ontario. The opinions expressed herein are limited to the laws of Ontario and the federal laws of Canada applicable therein, in each case as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction. We wish to advise you that we have no responsibility and assume no responsibility to advise you of any changes to applicable laws or any changes involving the Corporation after the date hereof.

(f)

We have assumed that at the time the Corporation is or becomes obligated to issue any Shares upon exercise of Incentive Securities granted pursuant to the Incentive Plans, the Corporation: (i) will have adequate authorized and unissued Shares to fulfill such obligations; and (ii) will be in good standing under the OBCA.

(g)

We have assumed the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to the exercise of any Incentive Security under the Incentive Plans and that the consideration authorized by the Board for the Shares will have been received by the Corporation prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

“McMillan LLP”